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                                                                   Exhibit 10.1

                             SEPARATION AGREEMENT

   This Separation Agreement (this "Agreement") is made and entered into as of November 1, 2002, by and among DSP Group, Inc., a Delaware corporation ("DSPGI"), DSP Group Ltd., an Israeli corporation ("DSPGL"), Ceva, Inc., a Delaware corporation ("Ceva, Inc."), DSP Ceva, Inc., a Delaware corporation ("DSP Ceva"), and Corage, Ltd., an Israeli corporation ("Corage, Ltd.").

                                   Recitals

   A. DSPGI owns all of the issued and outstanding capital stock of DSPGL and Ceva, Inc.

   B. Ceva, Inc. owns all of the issued and outstanding capital stock of DSP
Ceva.

   C. DSPGL owns all of the issued and outstanding capital stock of Corage, Ltd.

   D. DSPGI and DSPGL are in the Products Business (as defined herein) and in the Licensing Business (as defined herein).

   E. DSPGI and DSPGL collectively own and license certain intangible property, including but not limited to patents, trademarks and other intellectual property, relating to the Licensing Business, the beneficial rights to which in the United States are owned by DSPGI and in the rest of the world are owned by DSPGL.

   F. The Boards of Directors of DSPGI and DSPGL have determined that it is appropriate and desirable, on the terms and conditions contemplated by this Agreement, for the parties to separate the Licensing Business and its assets from the Products Business by taking the following actions (such actions collectively constituting the "Separation"):

      (i) DSPGL will transfer to Corage, Ltd. all of its right, title and interest in the Licensing Business Assets (but reserving the right to use certain Transferable Licensing IP, as it currently exists, in the Products Business), in exchange for the issuance by Corage, Ltd. to DSPGL of shares of Corage, Ltd. capital stock;

      (ii) DSPGL will distribute to DSPGI all of the issued and outstanding capital stock of Corage, Ltd.;

      (iii) In exchange for the issuance by Ceva, Inc. to DSPGI of shares of Ceva, Inc. capital stock, DSPGI simultaneously will contribute and transfer to Ceva, Inc. (A) all right, title and interest of DSPGI in the Licensing Business Assets (but reserving the right to use

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   certain Transferable Licensing IP (as defined in the Technology Transfer
   Agreements), as it currently exists, in the Products Business), and (B) all of the issued and outstanding shares of capital stock of Corage, Ltd.; and

      (iv) In exchange for the issuance to Ceva, Inc., of shares of DSP Ceva capital stock, Ceva, Inc. in turn will contribute and transfer to DSP Ceva
   (A) all of the issued and outstanding shares of capital stock of Corage, Ltd., so that Corage, Ltd. will be a wholly-owned subsidiary of DSP Ceva; and (B) all of the right, title and interest of Ceva, Inc. in the Licensing Business Assets.

   G. The Boards of Directors of DSPGI and Ceva, Inc. have determined further that, following completion of the Separation, it is appropriate and desirable, on the terms and conditions of this Agreement and the Combination Agreement, for DSPGI to distribute to holders of shares of DSPGI Common Stock the outstanding shares of Ceva, Inc. Common Stock owned directly or indirectly by DSPGI (the "Distribution").

   H. DSPGI and Ceva, Inc. intend that the Separation shall qualify as either a reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code") or as an exchange under Section 351 of the Code and intend that the Separation and the Distribution qualify under Section 355 of the Code and that Section 355(e) of the Code shall not apply to the Separation and the Distribution.

   I. DSPGI and Ceva, Inc. have entered into the Combination Agreement dated April 4, 2002, as amended, with Parthus Technologies plc (the "Combination Agreement"), providing, among other things, for the combination of Parthus Technologies plc and Ceva, Inc. in a transaction in which shares of Ceva, Inc. will be issued to the shareholders of Parthus Technologies plc, and Ceva, Inc. will acquire all of the outstanding capital stock of Parthus Technologies plc (the "Combination").

   J. The consummation of the Separation and the Distribution is a condition to the consummation of the Combination.

   K. The parties wish to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution, and the relationship of the parties following the Separation and the Distribution.

                                  Agreements

   For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

   For the purpose of this Agreement the following terms shall have the following meanings:

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   "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

   "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by Ceva, Inc. immediately prior to the Distribution Date.

   "Affiliate" of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

   "Agent" means the distribution agent to be appointed by DSPGI to distribute to the stockholders of DSPGI pursuant to the Distribution the shares of Ceva, Inc. Common Stock held by DSPGI.

   "Agreed Amount" means part, but not all, of the Claimed Amount.

   "Ancillary Agreements" means the documents executed and delivered by the parties pursuant to Section 2.2 of this Agreement

   "Applicable Deadline" has the meaning given in Section 8.3(b).

   "Arbitration Act" means the United States Arbitration Act, 9 U.S.C. 1-14, as the same may be amended from time to time.

   "Award" means any issuance of DSPGI Options to a single person with the same date of grant and exercise price.

   "Claim Notice" means written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnitee and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnitee is entitled to indemnification under Article V for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

   "Claimed Amount" means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnitee.

   "Code" has the meaning given in the Recitals.

   "Combination" has the meaning given in the Recitals.

   "Combination Agreement" has the meaning given in the Recitals.

   "Combination Closing" means the closing of the transactions contemplated under the Combination Agreement.

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   "Combination Effective Date" means the date on which the Combination Closing occurs.

   "Commission" means the United States Securities and Exchange Commission.

   "Consents" means any consent, waiver or approval from, or notification requirements to, any third party.

   "Corage Assumed Liabilities" has the meaning given in Section 2.5.

   "Corage Balance Sheet" means the Most Recent Balance Sheet as such term is defined in the Combination Agreement.

   "Ceva, Inc. Common Stock" means Common Stock, $.001 par value per share, of Ceva, Inc.

   "Corage Employees" means the current employees of Ceva, Inc., Corage, Ltd. or DSP Ceva and any other employees who are hired by Ceva, Inc., Corage, Ltd. or DSP Ceva prior to the Distribution Date.

   "Ceva, Inc. Group" means Ceva, Inc., and each Subsidiary of Ceva, Inc. (including any Subsidiary contributed to Ceva, Inc. pursuant to the Separation) immediately after the Combination Effective Date.

   "Ceva, Inc. Indemnitees" has the meaning given in Section 5.3.

   "Ceva, Inc. Technology Transfer Agreement" has the meaning given in Section 2.2(e).

   "Corage, Ltd. Stock Certificates" has the meaning given in Section 2.2(c).

   "Corage, Ltd. Stock Powers" has the meaning given in Section 2.2(c).

   "Corage, Ltd. Technology Transfer Agreement" has the meaning given in
Section 2.2(a).

   "Cost Sharing Agreement" means the Cost Sharing Agreement dated as of January 1, 1998, between DSPGI and DSPGL.

   "Damages" means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnitee and the Indemnifying Party as set forth in Article VIII.

   "Definitive Guidance" means, with respect to the United States, temporary or final Treasury regulations, a Revenue Ruling, Revenue Procedure or Notice issued by the IRS or a

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final decision of the United States Tax Court, and with respect to any other jurisdiction, any similar guidance.

   "Dispute" means the dispute resulting if the Indemnifying Party disputes its liability for all or part of the Claimed Amount.

   "Distribution" has the meaning given in the Recitals.

   "Distribution Date" means the date determined pursuant to Section 3.1 on which the Distribution occurs.

   "DSP Europe" means DSP Group Europe Sarl, a French company.

   "DSP Japan" means Nikon DSP K.K., a Japanese company.

   "DSPGI Common Stock" means the Common Stock, $.001 par value per share, of DSPGI.

   "DSPGI Group" means DSPGI and each Subsidiary of DSPGI (other than any member of the Ceva, Inc. Group) immediately after the Distribution Date.

   "DSPGI Indemnitees" has the meaning given in Section 5.2.

   "DSPGI Legacy Option" has the meaning set forth in Section 3.7(c).

   "Employees Proprietary Information Agreements" shall have the meaning set forth in Section 2.6(c).

   "Environmental Liabilities" means all Liabilities relating to, arising out of or resulting from any Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, governmental response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

   "Environmental Law" means any federal, state, local, foreign or international statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law (including tort and environmental nuisance law), legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, now or hereafter in effect relating to health, safety, pollution or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or to emissions, discharges, releases or threatened releases of any substance currently or at any time hereafter listed, defined, designated or classified as hazardous, toxic waste, radioactive or dangerous, or otherwise regulated, under any of the foregoing, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any such substances, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund

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Amendments and Reauthorization Act and the Resource Conservation and Recovery
Act and comparable provisions in state, local, foreign or international law.

   "Form 10" has the meaning given in Section 3.3.

   "Governmental Approval" means any authorization, consent, order or approval of, or declarations or filings with, or expirations of any waiting period imposed by any Governmental Authority.

   "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

   "Group" means with respect to Ceva, Inc., the Ceva, Inc. Group, and with respect to DSPGI, the DSPGI Group.

   "Income Tax Return" shall mean any tax return relating to income tax.

   "Indemnifying Party" has the meaning given in Section 5.4(a).

   "Indemnitee" has the meaning given in Section 5.4(a).

   "Indemnity Payment" has the meaning given in Section 5.4(a).

   "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

   "Information Statement" has the meaning given in Section 3.3.

   "Insurance Proceeds" means those monies:

      (i) received by an insured from an insurance carrier; or

      (ii) paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

   "IRS" means the United States Internal Revenue Service.

                                      6

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   "Liabilities" means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

   "Licensing Business" means the business of developing and licensing designs for programmable digital signal processor cores, including, without limitation, digital signal processing cores used as the central processor in semiconductor chips for specific applications.

   "Licensing Business Assets" means all of DSPGL's and DSPGI's right, title and interest in and to the following assets (all as defined in the Technology Transfer Agreements, to the extent not defined herein):

      (a) the Transferable Licensing IP;

      (b) the Other Transferable Assets;

      (c) the Third Party Licenses;

      (d) the Other Contracts; and

      (e) the Employee Proprietary Information Agreements.

   Licensing Business Assets shall not include any accounts receivables or any other current assets. Corage Assumed Liabilities shall not include any accounts payable or any other current liabilities or any intercompany indebtedness of the Licensing Business.

   "Licensing Business Employees" means the employees set forth on Schedule A attached hereto.

   "Non-Assigned Assets" has the meaning set forth in Section 2.3.

   "Non-Transferable Employee" shall have the meaning set forth in Section
2.6(b).

   "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

                                      7

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   "Post-Distribution DSPGI Adjusted Option" means an DSPGI Adjusted Option that vests after the Distribution Date.

   "Pre-Distribution DSPGI Adjusted Option" means a DSPGI Adjusted Option that vested on or before the Distribution Date.

   "Prime Rate" means the rate which Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by DSPGI and Ceva, Inc. ) announces from time to time as its prime lending rate, as in effect from time to time.

   "Products Business" means the business of designing, manufacturing and marketing high performance digital signal processing integrated circuit devices for integrated digital cordless telephones and voice-over broadband products.

   "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, (A) from Ceva, Inc. or one or more holders of outstanding shares of Ceva, Inc. capital stock, any shares of Ceva, Inc. capital stock or (B) from Ceva, Inc. or from any Ceva, Inc. Subsidiary any shares of capital stock of a Ceva, Inc. Subsidiary; except that none of the following shall be a Proposed Acquisition
Transaction: (i) any transaction, whether having occurred prior to the Distribution or to occur after the Distribution, that the IRS rules in the Tax Rulings is not part of a plan or series of transactions related to the Distribution; (ii) the transactions contemplated by the Combination Agreement and any transactions that reasonably flow from the transactions contemplated by the Combination Agreement; (iii) the grant of stock options by Ceva, Inc. to any employee, independent contractor or director of the Ceva, Inc. Group which grant, based on the unqualified opinion of Hale and Dorr LLP or other Ceva, Inc. Tax Advisor acceptable to DSPGI, whose approval shall not be unreasonably withheld, would not under Section 355(e) of the Code and then-applicable Treasury Regulations be considered part of a plan or series of transactions related to the Distribution; (iv) the issuance of stock by Ceva, Inc. or its Subsidiaries to any employee, independent contractor or director of the Ceva, Inc. Group (including the issuance of stock upon the exercise of a stock option) which issuance, based on the unqualified opinion of Hale and Dorr LLP or other Ceva, Inc. Tax Advisor acceptable to DSPGI, whose approval shall not be unreasonably withheld, would not under Section 355(e) of the Code and then-applicable Treasury Regulations be considered part of a plan or series of transactions related to the Distribution; or (v) any other transactions specifically permitted by then-applicable Treasury Regulations promulgated under Section 355(e) of the Code and to which DSPGI has consented in its discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Separation and Distribution.

   "Record Date" means the close of business on the date to be determined by the DSPGI Board of Directors as the record date for determining stockholders of DSPGI entitled to receive shares of Ceva, Inc. Common Stock in the Distribution.

   "Representation Date" means any date on which Ceva, Inc. makes any representation (i) to the IRS or a Tax Advisor for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to DSPGI for the purpose of any determination required to be made by DSPGI pursuant to Section 4.2.

   "Representation Letters" means any representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by DSPGI or Ceva, Inc., as the case may be, in connection with the then

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issuance by the IRS of the Tax Rulings, or the rendering by a Tax Advisor and/or the issuance by the IRS of the Subsequent Tax Opinion/Ruling.

   "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

   "Separation" has the meaning given in the Recitals.

   "Separation Closing" has the meaning given in Section 2.1.

   "Subsequent Tax Opinion/Ruling" means either (i) any unqualified opinion of a Tax Advisor selected by Ceva, Inc. with the consent of DSPGI, which consent shall not be unreasonably withheld, confirming, in form and substance satisfactory to each of Ceva, Inc. and DSPGI in its discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Separation and Distribution, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S. federal income tax purposes will be recognized by DSPGI, the stockholders or former stockholders of DSPGI, or any DSPGI Affiliate with respect to the Distribution, or (ii) an IRS private letter ruling to the same effect.

   "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

   "Tax Advisor" means the nationally recognized professional law firm or accounting firm designated by DSPGI or Ceva, Inc., as applicable, as its Tax Advisor.

   "Tax-Free Status of the Separation and Distribution" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes and for Israeli tax purposes to DSPGI, DSPGI Affiliates and DSPGI's stockholders in connection with the Separation and the Distribution.

   "Tax Indemnification Agreement" means the Tax Indemnification and Allocation Agreement dated as of the date of this Agreement between DSPGI and Ceva, Inc.

   "Tax-Related Losses" means (i) all U.S. federal, state, local and foreign income taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise, and (ii) all legal, accounting and other professional fees and court costs incurred in connection with such taxes.

   "Tax Rulings" means any rulings by the IRS deliverable to DSPGI in connection with the Separation and the Distribution.

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   "Technology Transfer Agreements" means the Corage, Ltd. Technology Transfer
Agreement and the Ceva, Inc. Technology Transfer Agreement.

   "Third Party Claim" has the meaning given in Section 5.5(a).

   "Transferable Employees" shall have the meaning set forth in Section 2.6(a).

   "Transferring Entities" shall mean DSPGI and all of its Affiliates immediately prior to the Effective Date, other than DSP Group Ltd., Corage, Ltd., Ceva, Inc. and their Subsidiaries.
                                  ARTICLE II

                                THE SEPARATION

   2.1. Separation Closing. Consummation of the Separation (the "Separation Closing") shall take place on the Distribution Date but in any event prior to the Combination Effective Date, at such time and place as may be determined by the Board of Directors of DSPGI. All actions constituting the Separation shall be occur and be deemed to have occurred on and as of the Distribution Date, effective immediately prior to the Distribution becoming effective.

   2.2. Actions to be Taken at Separation Closing. At Separation Closing, the parties shall take the actions described below in this Section 2.2, in the following order:

      (a) DSPGL and Corage, Ltd. shall execute and deliver a Technology Transfer Agreement substantially in the form attached as Exhibit 2.2(a) (the "Corage, Ltd. Technology Transfer Agreement") and such other instruments of conveyance as Corage, Ltd. may reasonably request;

      (b) Corage, Ltd. shall issue to DSPGL, free and clear of all liens and encumbrances, certificates representing 1,000 shares of Corage, Ltd. common stock, $.001 per share par value, as consideration for the transfer of Licensing Business Assets as provided in this Agreement, the Corage, Ltd. Technology Transfer Agreement and other related documents;

      (c) DSPGL shall distribute to DSPGI all of the issued and outstanding shares of Corage, Ltd. capital stock, free and clear of all liens and encumbrances, by delivery to DSPGI of the original certificate or certificates therefor (the "Corage, Ltd. Stock Certificates"), together with stock powers executed in blank (the "Corage, Ltd. Stock Powers");

      (d) DSPGI shall contribute to Ceva, Inc. all of the issued and outstanding shares of Corage, Ltd. capital stock, by delivery to Ceva, Inc. of the Corage, Ltd. Stock Certificates and the Corage, Ltd. Stock Powers;

      (e) DSPGI and Ceva, Inc. shall execute and deliver a Technology Transfer Agreement substantially in the form attached as Exhibit 2.2(e) (the "Ceva, Inc. Technology Transfer Agreement") and such other instruments of conveyance as Ceva, Inc. may reasonably request;

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      (f) Ceva, Inc. shall issue to DSPGI, free and clear of all liens and encumbrances, certificates representing 1,000 shares of Ceva, Inc. Common Stock as consideration for the transfer of Licensing Business Assets as provided in this Agreement, the Ceva, Inc. Technology Transfer Agreement and other related documents and the contribution of capital stock of Ceva, Inc.;

      (g) Ceva, Inc. and DSP Ceva shall execute and deliver a Technology Transfer Assignment and Assumption Agreement substantially in the form attached as Exhibit 2.2(g) and such other instruments of conveyance as DSP Ceva may reasonably request;

      (h) Ceva, Inc. shall contribute to DSP Ceva all of this issued and outstanding shares of Corage, Ltd. capital stock, by delivery to DSP Ceva of the Corage, Ltd. Stock Certificates and the Corage, Ltd. Stock Powers;

      (i) DSP Ceva shall issue to Ceva, Inc., free and clear of all liens and encumbrances, certificates representing 1,000 shares of DSP Ceva common stock, $1.00 per share par value, as consideration for the transfer of Licensing Business Assets as provided in this Agreement, the DSP Ceva Technology Transfer Agreement and other related documents;

      (j) DSPGI, Ceva, Inc. and DSP Ceva shall execute and deliver a Transition Services Agreement in a form to be mutually agreed upon by the parties;

      (k) DSPGL, Corage, Ltd., DSP Japan and DSP Europe shall execute and deliver a Transition Services Agreement in a form to be mutually agreed upon by the parties;

      (l) DSPGI and DSPGL shall amend the Intercompany Services Agreement between them dated July 1, 1998, and Section 3.2 of the Cost Sharing Agreement, as necessary to delete or modify provisions that relate to the Licensing Business;

      (m) each of the parties shall deliver to the other a certificate substantially in the form attached as Exhibit 2.2(m), executed by one of its executive officers;

      (n) each of the parties shall deliver to the other a certificate substantially in the form attached as Exhibit 2.2(n), executed by its secretary, with true and correct copies of the attachments required thereby; and

      (o) each of the parties issuing or receiving shares of capital stock of any of the other companies pursuant to this Section shall execute and deliver cross-receipts evidencing their issuance or transfer and receipt of shares of such shares of capital stock;

and at any time, and from time to time, after the Distribution Date, at the request of Ceva, Inc. and without further consideration, DSPGI shall promptly execute and deliver (or shall cause its appropriate Subsidiary to execute and deliver) such instruments of sale, transfer, conveyance, assignment and confirmation as Ceva, Inc. may reasonably request, and take any and all such other action as Ceva, Inc. may reasonably request more effectively to transfer, convey and assign to Ceva, Inc. (or a Subsidiary of Ceva, Inc.) and to confirm Ceva, Inc.'s or a Subsidiary of Ceva, Inc.'s title to all of the Licensing Business Assets and all of the outstanding shares of capital stock of Corage, Ltd. and to put Ceva, Inc. in actual possession and operating control (through its

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ownership of the outstanding capital stock of Corage, Ltd., the Licensing
Business Assets) of the Licensing Business Assets.

   2.3. Consents.   Schedule 2.3 lists all of the Consents. Each party hereto
shall use commercially reasonable efforts to obtain, at its expense, all of the Consents. If any Consent shall not have been obtained by the Distribution Date, this Agreement and the Ancillary Agreements shall not constitute an assignment of the agreement, right or other Licensing Business Asset to which it relates (each a "Non-Assigned Asset") unless and until such time as such Consent has been obtained. Following Separation Closing, DSPGI and Ceva, Inc. each shall (or shall cause their Subsidiaries to) use commercially reasonable efforts to obtain all such Consents as soon as practicable. Upon any such Consent being obtained, the Non-Assigned Assets to which it relates automatically shall be deemed to have been assigned as contemplated by the relevant Ancillary Agreements.

   2.4. Working Capital; Prorations of Certain Items. As of the Combination Effective Date, the working capital of the Licensing Business calculated as the excess of the current assets of the Licensing Business over the current liabilities of the Licensing Business as of the Combination Effective Date (excluding the contribution of U.S.$40 million to Ceva, Inc. as contemplated by Section 3.2(e) of this Agreement), each determined on a basis consistent with the determination of current assets and current liabilities on the Corage Balance Sheet, shall be not less than zero. For purposes of this section, working capital shall not include any Taxes, as such term is defined in the Combination Agreement. The Parties further agree, that all accrued or prepaid income and accrued or prepaid expenses relating to the License Business, each as determined in accordance with U.S. generally accepted accounting principles consistently applied and included in the working capital, shall be appropriately allocated under U.S. generally accepted accounting principles for periods before and after the Combination Effective Date, and the Parties shall agree to settle the amounts thereof not more than sixty days following the Combination Effective Date.

   2.5. Assumption of Corage Assumed Liabilities. After the Distribution Date, Ceva, Inc. shall assume, pay, discharge and perform in accordance with their terms the following (the "Corage Assumed Liabilities"): (i) any and all Liabilities that are expressly contemplated by this Agreement or any agreement or document contemplated by, or executed and delivered pursuant to, this Agreement (including but not limited to the Ancillary Agreements) as Liabilities to be assumed by any member of the Ceva, Inc. Group; (ii) all Liabilities, including Liabilities related to Corage Employees and product Liabilities, payable under or pursuant to, relating to, arising out of or resulting from (a) the operation of the Licensing Business, as conducted at any time prior to, on or after the Distribution Date, or (b) the Licensing Business Assets; (iii) all Liabilities, reflected on the Corage Balance Sheet, subject to the discharge of such Liabilities subsequent to the date of the Corage Balance Sheet; and (iv) all Liabilities of the DSPGI Group arising or assumed after the date of the Corage Balance Sheet which are of a nature or type that would have resulted in such Liabilities being included as Liabilities on the Corage Balance Sheet had they arisen or been assumed on or before the date of the Corage Balance Sheet, determined on a basis consistent with the determination of the Liabilities of the Licensing Business on the Corage Balance Sheet. Notwithstanding anything to the contrary in this Agreement, the Corage Assumed Liabilities excludes all Taxes (as defined in the Combination Agreement) except as provided in Article IV of this Agreement or in the Tax Indemnification Agreement.

   2.6. Transfer of Employees.

   (a) Prior to the Separation Closing, DSPGI, on behalf of itself and the Transferring Entities, will transfer or release to Ceva, Inc. the employees of its licensing division described on Schedule 2.6(a) to this Agreement ("Transferable Employees"), and Ceva, Inc. shall accept such transfer and assume (and shall pay, perform and discharge when due) all obligations with respect to such employees accruing from and after the Separation Closing.

   (b) To the extent that any Transferable Employees shall have entered into assignable employment contracts with DSPGI, DSPGI shall assign, and shall cause other Transferring Entities to assign, all of the rights of the Transferring Entities under any such employment contracts to Ceva, Inc., to the extent such rights are assignable. For any Transferable Employee without an assignable employment contract ("Non-Transferable Employee"), DSPGI shall fully release, and shall cause other Transferring Entities to fully release, such employee from employment, thereby allowing Ceva, Inc., to use its best efforts to employ such Non-Transferable Employee.

   (c) Prior to the Separation Closing, DSPGI, on behalf of itself and the Transferring Entities, shall transfer and assign to Ceva, Inc., and Ceva, Inc. shall accept such transfer and assume, all of the rights and obligations of the Transferring Entities under all agreements entered into by the Transferable Employees and the Licensing Business Employees with the Transferring Entities, or any of them, relating to confidentiality, assignment of inventions and similar matters ("Employee Proprietary Information Agreements"), which agreements shall remain in full force and effect in accordance with their terms, provided that DSPGI shall retain its rights under the Employee Proprietary Information Agreements to the extent required to bring actions (at law, in equity or otherwise) for any breach of such Employee Proprietary Information Agreements relating to acts or omissions prior to the Separation Closing by Transferable Employees who become employees of Ceva, Inc. The Parties shall reasonably cooperate in connection with any action against any of the Transferable Employees.

                                  ARTICLE III

                               THE DISTRIBUTION

   3.1. The Distribution. Subject to Section 3.4, DPSGI shall effect the Distribution on the Distribution Date, as described in this Article III.

   (a) Subject to Section 3.4, on or prior to the Distribution Date, DSPGI shall deliver to the Agent for the benefit of holders of record of DSPGI Common Stock on the Record Date, a single stock certificate, endorsed by DSPGI in blank, representing all of the outstanding shares of Ceva, Inc. Common Stock, and shall cause the transfer agent for the shares of DSPGI Common Stock to instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of Ceva, Inc. Common Stock to each such holder or designated transferee or transferees of such holder.

   (b) Subject to Section 3.5, each holder of DSPGI Common Stock on the Record Date (or such holder's designated transferee or transferees) shall be entitled to receive in the Distribution a number of shares of Ceva, Inc. Common Stock equal to the number of shares of DSPGI Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of Ceva, Inc. Common Stock beneficially owned by DSPGI on the Record Date, and the denominator of which is the number of shares of DSPGI Common Stock outstanding on the Record Date.

   (c) Ceva, Inc. and DSPGI, as the case may be, shall provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

   3.2. Actions Prior to the Distribution.

   (a) DSPGI and Ceva, Inc. shall mail, prior to the date determined by the Board of Directors of DSPGI as the record date, to the holders of common stock of DSPGI, the Information Statement and such other information concerning Ceva, Inc., its business, operations and management, the Separation, the Distribution, and such other matters as DSPGI and Ceva, Inc. shall reasonably determine and as may be required by law.

   (b) DSPGI and Ceva, Inc. shall prepare and file with the appropriate Governmental Authority any documents or statements which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Separation and Distribution.

   (c) DSPGI and Ceva, Inc. shall take all such action as may be necessary or appropriate under the securities or Blue Sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

   (d) DSPGI and Ceva, Inc. shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.4 (subject to Sections 3.5(d)) to be satisfied and to effect the Distribution on the Distribution Date.

   (e) Immediately prior to effecting the Distribution, DSPGI shall contribute to Ceva, Inc., in immediately available funds, U.S. $40 million; it being acknowledged by the Parties that, in accordance with Section 8.3 of the Combination Agreement, Ceva, Inc. will bear U.S.$2.0 million of the transaction fees and expenses.

   3.3. Form 10. DSPGI and Ceva, Inc. shall prepare and file with the Commission the General Form for Registration of Securities on Form 10, including the Information Statement describing the Distribution and information concerning the business, operations and financial information of Ceva, Inc. to be distributed to the stockholders of DSPGI (the "Information Statement"), pursuant to which all the outstanding shares of common stock of Ceva, Inc. as of the Distribution Date will be registered under the Securities Exchange Act of 1934, as amended, (together with all amendments thereto, the "Form 10"). Each of DSPGI and Ceva, Inc. shall respond to any comments of the Commission and use such commercially reasonable efforts as may be necessary in order to cause the Form 10 to become and remain effective as required by law, including, but not limited to, filing such amendments to the Form 10 as may be required by the Commission or applicable securities laws. The Form 10 shall have become effective on or prior to the Distribution Date, and there shall be no stop-order in effect with respect thereto. DSPGI and Ceva, Inc. shall take such other actions and make any other filings as may be necessary or appropriate under the securities or blue sky laws of the United States or any other relevant jurisdiction in connection with the Distribution; and, with respect to any such actions and filings, where applicable, shall use commercially reasonable effort to have such filings become effective or accepted.

   3.4. Conditions to Distribution. The obligation of DSPGI to effect the Distribution is subject to the satisfaction at or prior to the Distribution Date of the following conditions:

      (a) DSPGI and Ceva, Inc. shall have fulfilled these conditions set forth in Section 6.2(a) of the Combination Agreement;

      (b) all Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

      (c) DSPGI and Ceva, Inc. shall have fulfilled the conditions set forth in
   Section 7.4(c) of the Combination Agreement;

      (d) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of DSPGI shall have occurred or failed to occur that prevents the consummation of the Distribution;

      (e) the Combination Agreement shall not have been terminated, and all conditions to the obligations of the parties thereunder to consummate the Combination shall have been satisfied or waived, except only the consummation of the Distribution; and

      (f) each of the Licensing Business Employees shall be Corage Employees.

   3.5. Fractional Shares. No fractional shares of Ceva, Inc. Common Stock shall be issued in connection with the Distribution. Any fractional interest shall be aggregated and sold by Ceva's transfer agent, with the cash due to each stockholder for such fraction issued to any holder of record or beneficial owner of DSPGI Common Stock as of the Record Date that has such fractional share interest, or such other procedure as the parties may agree.

   3.6. The Ceva, Inc. Board of Directors. DSPGI and Ceva, Inc. each shall take all actions which may be required to elect or otherwise appoint as directors of Ceva, Inc., on or prior to the Distribution Date, such individuals as may be designated by Ceva, Inc. Board of Directors (which designation shall be approved by the majority of Ceva, Inc.'s directors who are at such time neither officers nor directors of DSPGI) as additional or substitute members of the Board of Directors of Ceva, Inc. on the Distribution Date.

   3.7. Adjustment of DSPGI Stock Options.

   (a) Each outstanding option to purchase DSPGI Common Stock granted prior to the Distribution Date and held by Corage Employees (each a "DSPGI Option") shall be adjusted as set forth in this Section 3.7. Each DSPGI Option shall be converted as of the Distribution Date, into two options: an option (a "DSPGI Adjusted Option") to purchase the same number of shares of DSPGI Common Stock covered by the DSPGI Option and as to which the DSPGI Option has not been exercised as of the Distribution Date ("DSPGI Option Number") and an option (a "Ceva, Inc. Option") to purchase a number of shares of Ceva, Inc. Common Stock equal to the DSPGI Option Number times a fraction, the numerator of which is the total number of shares of Ceva, Inc. Common Stock distributed to DSPGI stockholders in the Distribution and the denominator of which is the total number of shares of DSPGI Common Stock outstanding on the record date for the Distribution (the "Distribution Ratio"). The terms of the DSPGI Adjusted Option and the Ceva, Inc. Option (other than the exercise price and the number of shares) shall be substantially the same as the DSPGI Option from which they were converted. If and to the extent the vesting of any DSPGI Option is subject to vesting based on the continuous employment of the holder thereof with DSPGI or its Subsidiaries, the vesting of the DSPGI Adjusted Option and Ceva, Inc. Option into which it is converted shall be subject to the same vesting schedule and continuation of the holder's employment with Ceva, Inc. or its Subsidiaries, giving credit for continuous employment with DSPGI or Ceva, Inc. or their respective Subsidiaries, prior to the Distribution Date. The exercise prices per share for each DSPGI Adjusted Option and the Ceva, Inc. Option shall be established in a manner so that: (1) the aggregate "intrinsic value" (i.e. the market value of the stock underlying the option, less the exercise price of such option, multiplied by the number of shares then covered by such option) after the Distribution of the DSPGI Adjusted Option plus the Ceva, Inc. Option is not greater than the intrinsic value of the related DSPGI Option immediately prior to the Distribution; and (2) the ratio of the exercise price per option to the market value per share after the Distribution is not lower than the ratio of the exercise price of the DSPGI Option to the market value per share of DSPGI Common Stock immediately prior to the Distribution. The determination of the exercise prices for each DSPGI Adjusted Option and Ceva, Inc. Option shall be made by DSPGI as advised by its professional advisors. The exercise prices for each DSPGI Adjusted Option and Ceva, Inc. Option shall be determined as follows:

      (i) Calculate the aggregate intrinsic value of the DSPGI Option immediately prior to the Distribution and determine the ratio of the exercise price for the DSPGI Option to the market value of DSPGI Common Stock immediately prior to the Distribution (the "Pre-Distribution Exercise Price to Market Price Ratio").

      (ii) Calculate the preliminary DSPGI Adjusted Option exercise price by dividing (x) the market value of DSPGI Common Stock (without Ceva, Inc.) immediately after the Distribution by (y) the sum of (1) the market value of DSPGI Common Stock immediately after the Distribution and (2) the market value of Ceva, Inc. Common Stock immediately after the Distribution multiplied by the Distribution Ratio, and multiplying the result by the exercise price for the DSPGI Option.

      (iii) Divide the preliminary DSPGI Adjusted Option exercise price by the market value of DSPGI Common Stock immediately after the Distribution to determine the "DSPGI Adjusted Exercise Price to Market Price Ratio." If the DSPGI Adjusted Exercise Price to Market Price Ratio is less than the Pre-Distribution Exercise Price to Market Price Ratio, increase the preliminary DSPGI Adjusted Option exercise price to align the DSPGI Adjusted Exercise Price to Market Ratio with the Pre-Distribution Exercise Price to Market Price Ratio in order to determine the final Adjusted DSPGI Option exercise price.

      (iv) Calculate the preliminary Ceva, Inc. Option exercise price by multiplying the DSPGI Option exercise price by the result obtained by dividing (1) one minus the fraction calculated in paragraph (ii) above by
   (2) the Distribution Ratio.

      (v) Divide the preliminary Ceva, Inc. Option exercise price by the market value of Ceva, Inc. Common Stock immediately before the Distribution to determine the "Ceva, Inc. Adjusted Exercise Price to Market Price Ratio." If the Ceva, Inc. Adjusted Exercise Price to Market Ratio is less than the Pre-Distribution Exercise Price to Market Price Ratio, increase the preliminary Ceva, Inc. Option exercise price to align the Ceva, Inc. Adjusted Exercise Price to Market Price Ratio with the Pre-Distribution Exercise Price to Market Price Ratio in order to determine the final Ceva, Inc. Option exercise price.

      (vi) Finally, add the aggregate intrinsic values of the DSPGI Adjusted Option and Ceva, Inc. Option and compare the sum to the aggregate intrinsic value calculated in paragraph (i) above and make final adjustments, if necessary, so that the aggregate intrinsic values of the DSPGI Adjusted Option and Ceva, Inc. Option do not exceed the original aggregate intrinsic value of the DSPGI Option.

   (b) The Ceva, Inc. Options to be granted with respect to each Adjusted Option shall be issued under Ceva, Inc.'s 2000 Stock Incentive Plan, and Ceva, Inc. shall take all corporate action and make all required filings under applicable state Blue Sky laws and the Securities Act to (i) issue the Ceva, Inc. Options required under this Section 3.7 and (ii) to register or qualify the Ceva, Inc. Options and/or the underlying shares of Ceva, Inc. Common Stock so that the shares of Ceva, Inc. Common Stock acquired upon exercise of each Ceva, Inc. Option are freely tradable under the Securities Act (except for shares acquired by Affiliates of Ceva, Inc.) and each applicable state's Blue Sky laws.

   (c) Each outstanding DSPGI Option granted prior to the Distribution Date and not described in Section 3.7(a) (a "DSPGI Legacy Option") shall be adjusted as set forth in this Section 3.7(c). As of the Distribution Date, the exercise price and, if appropriate, the number of shares subject to each DSPGI Legacy Option shall be adjusted to reflect the reduction in value of DSPGI Common Stock as a result of the Distribution. The exercise price per share and, if appropriate, the number of shares subject to each DSPGI Legacy Option shall be adjusted in a manner so that: (1) the aggregate "intrinsic value" (i.e. the market value of the stock underlying the option, less the exercise price of such option, multiplied by the number of shares then covered by such option) after the Distribution is not greater than the intrinsic value of the DSPGI Option immediately prior to the Distribution; and (2) the ratio of the exercise price of the DSPGI Legacy Option to the market value per share of DSPGI Common Stock after the Distribution is not lower than the ratio of the exercise price of the DSPGI Option to the market value per share of DSPGI Common Stock immediately prior to the Distribution. The determination of the exercise price and the number of shares subject to each DSPGI Legacy Option shall be made by DSPGI as advised by its professional advisors.

   (d) Notwithstanding anything herein or in the Ancillary Agreements to the contrary and the to extent permitted by applicable law:

      (i) All compensation deductions attributable to the amounts included in the gross income of a Corage Employee as a result of the exercise of a Pre-Distribution DSPGI Adjusted Option shall be allocated to and claimed by the DSPGI Group, and the Ceva, Inc. Group shall not report such deductions on its Income Tax Returns.

      (ii) All compensation deductions attributable to the amounts included in the gross income of a Corage Employee as a result of the exercise of a Post-Distribution DSPGI Adjusted Option shall be allocated to and claimed by the Ceva, Inc. Group, and the DSPGI Group shall not report such deductions on its Income Tax Returns.

      (iii) To the extent that a Corage Employee exercises DSPGI Adjusted Options and such options are included in an Award some of which are Pre-Distribution DSPGI Adjusted Options and others of which are Post-Distribution DSPGI Adjusted Options, for purposes of this Agreement, all of the Pre-Distribution DSPGI Adjusted Options shall be deemed to have been exercised before any of the Post-Distribution DSPGI Adjusted Options are treated as having been exercised.

      (iv) All compensation deductions attributable to the amounts included in the gross income of a Corage Employee as a result of the exercise of a Ceva, Inc. Option after the Distribution Date shall be allocated to and claimed by the Ceva, Inc. Group, and the DSPGI Group shall not report such deductions on its Income Tax Returns.

   (e) Notwithstanding anything herein or in the Ancillary Agreements to the contrary, Ceva, Inc. shall be responsible for any payroll taxes and withholding taxes arising out of the exercise of a DSPGI Adjusted Option or a Ceva, Inc. Option by a Corage Employee. DSPGI Group shall provide the Ceva, Inc. Group with any information necessary to make such withholdings and shall collect any required withholdings upon the exercise of a DSPGI Adjusted Option (and shall not permit the exercise of any such option unless the optionee has made provisions for such withholding tax) and remit such withholding tax to the Ceva, Inc. Group.

   (f) Notwithstanding anything herein to the contrary, Section 3.7 of this Agreement shall terminate upon the publication of Definitive Guidance which the tax advisors for DSPGI and Ceva, Inc. mutually agree is contrary to the provisions of this Section 3.7, and nothing contained herein shall preclude DSPGI and Ceva, Inc. after such termination of this Section 3.7, from filing amended returns or refund claims with respect to exercise of options prior to the termination of this Section 3.7 in accordance with such Definitive Guidance.

                                  ARTICLE IV

                              CERTAIN TAX MATTERS

   4.1. Representations and Warranties.

   (a) DSPGI. DSPGI hereby represents and warrants that any facts presented or representations made in the Tax Rulings or the Representation Letters are true, correct and complete solely to the extent arising out of any information provided by or on behalf of DSPGI or, if made before the Distribution Date, Ceva, Inc.

   (b) Ceva, Inc. Ceva, Inc. hereby represents and warrants that any facts presented or representations made in the Tax Rulings or the Representation Letters are true, correct and complete solely to the extent arising out of any information provided by or on behalf of Parthus Technologies plc, or if made after the Distribution Date, by or on behalf of Ceva, Inc.

   4.2. Restrictions on Ceva, Inc.

   (a) Until the first day after the one-year anniversary of the Distribution Date, Ceva, Inc. shall not directly or indirectly enter into any agreement, understanding, arrangement or substantial negotiations, as such terms are defined in Treasury Regulation Section 1.355-7T(h)(1), regarding a Proposed Acquisition Transaction or, to the extent Ceva, Inc. has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction DSPGI has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Separation and Distribution, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Separation and Distribution. The foregoing shall not prohibit Ceva, Inc. from entering into a contract or agreement to consummate any Proposed Acquisition Transaction if such contract or agreement requires satisfaction of the above-described requirement prior to the consummation of such Proposed Acquisition Transaction, such requirement to be satisfied through the cooperation of the parties as described in Section 4.3(b)(ii).

   (b) Until the first day after the two-year anniversary of the Distribution Date, (i) Ceva, Inc. shall continue to conduct the Active Trade or Business; and (ii) Ceva, Inc. shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of all or a substantial portion (but in no instance more than 60% of the gross assets of Ceva, Inc. or 60% of the consolidated gross assets of the Ceva, Inc. Group) of the Active Trade or Business or (B) dispose of any business or assets that would cause Ceva, Inc. to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and Tax Rulings, in each case unless DSPGI has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Separation and Distribution, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Separation and Distribution. Ceva, Inc. shall continue the active conduct of the Active Trade or Business primarily through officers and employees of Ceva, Inc. or its Subsidiaries (and not primarily through independent contractors). Notwithstanding the foregoing, (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Separation and Distribution, liquidations of any of Ceva, Inc.'s Subsidiaries into Ceva, Inc. or one or more Subsidiaries directly or indirectly controlled by Ceva, Inc. shall not be deemed to breach this Section 4.2(b) and (B) Ceva, Inc. shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted an immaterial part of the Active Trade or Business, or any portion thereof. For purposes of the preceding sentence and clause (b)(ii) above, asset retirements, sale-leaseback arrangements and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof. Solely for purposes of this Section 4.2(b), Ceva, Inc. shall not be treated as directly or indirectly controlling a Subsidiary unless Ceva, Inc. owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (A) 80% or more of the total combined voting power of all outstanding shares of voting stock of such Subsidiary and (B) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than voting stock. The foregoing shall not prohibit Ceva, Inc. from entering into a contract or agreement to consummate any transaction described in this paragraph if such contract or agreement requires satisfaction of the above-described requirements prior to the consummation of such transaction, such requirements to be satisfied through the cooperation of the parties as described in Section 4.3(b)(ii).

   (c) Prior to the Distribution Date, Ceva, Inc. shall fully discharge and satisfy all of the then existing indebtedness owed by it or its Subsidiaries to DSPGI or any DSPGI Affiliate (other than payables incurred in the ordinary course of the business). From such date until the first day after the two-year anniversary of the Distribution Date, Ceva, Inc. shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow to exist any such indebtedness (other than payables incurred in the ordinary course of the business) with DSPGI or any DSPGI Affiliate.

   (d) Notwithstanding the foregoing, the provisions of Section 4.2 shall not prohibit Ceva, Inc. from implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, the Tax Rulings or any Subsequent Tax Opinion/Ruling.

   4.3. Cooperation and Other Covenants.

   (a) Each of Ceva, Inc. and DSPGI shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an impact on the Tax-Free Status of the Separation and Distribution.

   (b) (i) Each of Ceva, Inc. and DSPGI shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any DSPGI determination referred to in Section 4.2. Such cooperation shall include, without limitation, providing any information, and/or representations, and/or Powers of Attorney reasonably requested by Ceva, Inc. or DSPGI, as applicable to enable it (or its Tax Advisor) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in Section 4.2 to be taken by Ceva, Inc. or Ceva, Inc., DSPGI or their respective Affiliates. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the first anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other party has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Separation and Distribution, that such action would not jeopardize the Tax-Free Status of the Separation and Distribution.

      (ii) In the event that Ceva, Inc. notifies DSPGI that it desires to take one of the actions described in Section 4.2 and DSPGI concludes that such action might jeopardize the Tax-Free Status of the Separation and Distribution, Ceva, Inc., may seek a Subsequent Tax Opinion/Ruling that would permit Ceva, Inc. to take the specified action, and DSPGI shall use commercially reasonable efforts to assist Ceva, Inc. in obtaining such Subsequent Tax Opinion/Ruling; provided, however, that the reasonable costs and expenses of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Ceva, Inc.

   (c) (i) Until all restrictions set forth in Section 4.2 have expired, Ceva, Inc. shall give DSPGI written notice of any intention to effect or permit an action or transaction described in Section 4.2 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable DSPGI to make the determination referred to in Section 4.2. Each such notice by Ceva, Inc. shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of Ceva, Inc., the approximate number of shares of Ceva, Inc. capital stock proposed to be transferred or issued, the approximate value of Ceva, Inc.'s assets (or assets of any of Ceva, Inc.'s Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of Ceva, Inc. capital stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable DSPGI to make any such required determination. All information provided by Ceva, Inc. to DSPGI pursuant to this Section 4.3 shall be deemed subject to the confidentiality obligations of this Agreement.

      (ii) Promptly, but in any event within ten business days, after DSPGI receives such written notice from Ceva, Inc., DSPGI shall evaluate such information and notify Ceva, Inc. in writing of (A) such determination or
   (B) DSPGI's requirement that Ceva, Inc. obtain a Subsequent Tax Opinion/Ruling prior to undertaking such action or transaction. If DSPGI makes a determination that an action or transaction described in Section 4.2 would jeopardize the Tax-Free Status of the Separation and Distribution, such notice to Ceva, Inc. shall set forth, in reasonable detail, the reasons therefor. In the event that Ceva, Inc. does not receive written notice of DSPGI's determination or requirement that Ceva, Inc. obtain a Subsequent Tax Opinion/Ruling within ten business days after the notification by Ceva, Inc., then DSPGI shall be deemed to have elected to require that Ceva, Inc. obtain a Subsequent Tax Opinion/Ruling prior to undertaking such action or transaction. Ceva, Inc. shall notify DSPGI promptly, but in any event within ten business days, after the receipt of a Subsequent Tax Opinion/Ruling.

   4.4. Indemnification For Tax Liabilities.

   (a) (i) Notwithstanding any other provision of this Agreement to the contrary, subject to Section 4.4(b), Ceva, Inc. shall indemnify, defend and hold harmless DSPGI and each DSPGI Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by DSPGI or any of them in connection with any proposed tax assessment or tax controversy with respect to the Distribution or the Separation to the extent caused by any breach by Ceva, Inc. of any of its representations, warranties or covenants made pursuant to
Article IV of this Agreement or in any Representation Letter issued by Ceva, Inc. after the Combination Effective Date.

      (ii) Notwithstanding any other provision of this Agreement to the contrary, DSPGI shall indemnify, defend and hold harmless Ceva, Inc. and each Ceva, Inc.

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

Affiliate (or any successor to any of them) against (A) any and all Tax-Related Losses incurred by Ceva, Inc. or any of them in connection with any proposed tax assessment or tax controversy with respect to the Distribution or the Separation other than a Tax-Related Loss incurred by Ceva, Inc. as a result of any breach by Ceva, Inc. of any of its representations, warranties or covenants made pursuant to Article IV of this Agreement or in any Representation Letter issued by Ceva, Inc. after the Combination Effective Date and (B) any sales and use, gross receipts, or other similar transfer taxes imposed on the transfers occurring pursuant to the Separation and Distribution.

      (iii) All interest or penalties incurred in connection with any Tax-Related Losses or any indemnification obligation under subsection
   (ii)(B) above shall be computed for the time period up to and including the date that the Indemnifying Party pays its indemnification obligation in full.

   (b) The Indemnifying Party shall pay any amount due and payable to the Indemnitee pursuant to this Section 4.4 on or before the 90th day following the earlier of agreement or determination that such amount is due and payable to the Indemnitee. All payments made pursuant to this Section 4.4 shall be made by wire transfer to the bank account designated by the Indemnitee for such purpose, and on the date of such wire transfer the Indemnifying Party shall give the Indemnitee notice of the transfer.

   4.5. Procedure For Indemnification For Tax Liabilities.

   (a) If an Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party may be obligated under
Section 4.4 to provide indemnification, the Indemnitee shall give the Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of the Indemnitee to give notice as provided in this Section shall not relieve the Indemnifying Party of its obligations under Section 4.4, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

   (b) DSPGI and Ceva, Inc. shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which either party is obligated under Section 4.4 to provide indemnification, provided that either party shall forfeit such joint control right with respect to a particular Third-Party Claim if such party or any Affiliate of such party makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by such party in this Agreement, the Tax Rulings, the Subsequent Tax Opinion/Ruling or the Representation Letters.

   (c) Ceva, Inc. and DSPGI shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither Ceva, Inc. nor DSPGI shall make any statements or take any actions that could reasonably result in the shifting of liability for any Tax-

Related Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

   (d) Statements made or actions taken by either Ceva, Inc. or DSPGI in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

   (e) If either DSPGI or Ceva, Inc. fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that an Indemnitee may not compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party incurred in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

   4.6. Survival. The rights and obligations of each of DSPGI and Ceva, Inc. and their respective Indemnitees under this Article IV shall survive until thirty days following the expiration of the applicable statute of limitations.

   4.7. Section 355(e) Notice. Promptly after the Combination Effective Date, DSPGI shall file with the appropriate Internal Revenue Service Center a notice under Section 355(e)(4)(E) of the Code substantially in the form of Exhibit A to this Agreement.

                                   ARTICLE V

                                INDEMNIFICATION

   5.1. Release of Claims.

   (a) Except as provided in Section 5.1(c), effective as of the Distribution Date, Ceva, Inc. does hereby, for itself, its respective Affiliates (other than any member of the DSPGI Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Ceva, Inc. Group (in each case, in their respective capacities as such), remise, release and forever discharge each of DSPGI, its respective Affiliates (other than any member of the Ceva, Inc. Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of DSPGI (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the Distribution Date).

   (b) Except as provided in Section 5.1(c), effective as of the Distribution Date, DSPGI does hereby, for itself and its Affiliates (other than any member of the Ceva, Inc. Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the DSPGI Group (in each case, in their respective capacities as such), remise, release and forever discharge Ceva, Inc., the respective members of the Ceva, Inc. Group, their respective Affiliates (other than any member of the DSPGI Group), successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the Ceva, Inc. Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date (including any contractual arrangements or arrangements existing or alleged to exist between them on or before the Distribution Date).

   (c) Nothing in Section 5.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement, or the Tax Indemnification Agreement. Nothing in Section 5.1(a) or (b) shall release any Person from:

      (i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

      (ii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article V and Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements; or

      (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.1; provided, however, that the parties shall not bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.1 but for the provisions of this clause
   (iii).

   (d) Ceva, Inc. shall not make, and shall not permit any member of the Ceva, Inc. Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against DSPGI or any member of the DSPGI Group or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). DSPGI shall not, and shall not permit any member of the DSPGI Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Ceva, Inc. or any member of the Ceva, Inc. Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

   (e) It is the intent of each of DSPGI and Ceva, Inc., by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among Ceva, Inc. or any member of the Ceva, Inc. Group, on the one hand, and DSPGI or any member of the DSPGI Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c). At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

   5.2. Indemnification by Ceva, Inc. Except as provided in Section 5.4, Ceva, Inc. shall indemnify, defend and hold harmless DSPGI, each member of the DSPGI Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "DSPGI Indemnitees"), from and against any and all Liabilities of the DSPGI Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

      (a) the failure of Ceva, Inc. or any other member of the Ceva, Inc. Group or any other Person to pay, perform, or discharge any Corage Assumed Liabilities in accordance with their respective terms, whether prior to or after the Combination Effective Date or the date of this Agreement;

      (b) any breach by Ceva, Inc. or any member of the Ceva, Inc. Group of this Agreement, any of the Ancillary Agreements, or the Tax Indemnification Agreement subject to any limitations set forth in the Ancillary Agreements or the Tax Indemnification Agreement; and

      (c) any breach by Ceva, Inc. or any member of the Ceva, Inc. Group of any covenants or obligations in the Combination Agreement or in any documents or instruments executed and delivered by Ceva, Inc. or any member of the Ceva, Inc. Group, occurring at any time on or after the Distribution Date.

   5.3. Indemnification by DSPGI. Except as otherwise provided in Section 5.5, DSPGI shall indemnify, defend and hold harmless Ceva, Inc., each member of the Ceva, Inc. Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Ceva, Inc. Indemnitees"), from and against any and all Liabilities of the Ceva, Inc. Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

      (a) the failure of DSPGI or any other member of the DSPGI Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of DSPGI or the DSPGI Group, which includes any and all Liabilities which are not Corage Assumed Liabilities, whether prior to or after the Distribution Date or the date of this Agreement;

      (b) any breach by DSPGI or any member of the DSPGI Group of this Agreement, any of the Ancillary Agreements or the Tax Indemnification Agreement, including any breach or inaccuracy of any representation or warranty made herein or therein subject to any limitations set forth in the Ancillary Agreements or the Tax Indemnification Agreement; and

      (c) any breach by DSPGI or any member of the DSPGI Group of any covenants or obligations in the Combination Agreement or in any documents or instruments executed and delivered by DSPGI or any member of the DSPGI Group, occurring at any time after the Distribution Date.

   5.4. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

   (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article V or Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

   (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing in this Agreement or any Ancillary Agreement shall obligate any member of any Group to seek to collect or recover any Insurance Proceeds.

   5.5. Procedures for Indemnification of Third Party Claims.

   (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or 5.3, or any other Section of this Agreement, any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within twenty days after becoming aware of such Third Party Claim. Any such notice shall describe the facts constituting the basis for the Third Party Claim and the amount of the claimed Damages in reasonable detail. Notwithstanding the foregoing, no delay or failure of any Indemnitee to give the notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent of any damage or liability arising out of such delay or failure.

   (b) An Indemnifying Party may elect to defend, with counsel reasonably satisfactory to the Indemnitee (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense, any Third Party Claim. Within thirty days after the receipt of the notice from an Indemnitee in accordance with
Section 5.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party shall assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnitee that any Damages, fines, costs or other liabilities that may be assessed against the Indemnitee in connection with such Third Party Claim constitute Damages for which the Indemnitee shall be indemnified pursuant to this Article V and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article V and (ii) the Indemnifying Party may not assume control of the defense of Third Party Claim involving criminal liability or in which equitable relief is sought against the Indemnitee; provided however, with respect to a Third Party Claim involving both equitable relief and monetary damages and in which the liability and damages phases of the proceeding are separated, the Indemnifying Party may assume the defense of the portion of the proceeding solely as it relates to monetary damages. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

   (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 5.5(a), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

   (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

   (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnitee from further liability and has no other adverse effect on the Indemnitee.

   (f) In order to seek indemnification under this Article V, an Indemnitee shall deliver a Claim Notice to the Indemnifying Party.

   (g) During the thirty-day period following the delivery of a Claim Notice, the Indemnifying Party and the Indemnitee shall use good faith efforts to resolve the Claim described therein. If within the thirty-day period following delivery of the Claim Notice, the parties agree in writing that the Indemnitee is entitled to the Claimed Amount or the Agreed Amount, the Indemnifying Party shall within five days of such agreement deliver to the Indemnitee, a payment of the Claimed Amount or the Agreed Amount, whichever is applicable by check or by wire transfer. If the Claim is not entirely resolved within such thirty-day period, the Indemnifying Party and the Indemnitee shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Article VIII. The provisions of this
Section 5.5(g) shall not obligate the Indemnifying Party and the Indemnitee to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnitee to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New York, New York.

   5.6. Additional Matters.

   (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of thirty days after the receipt of such notice within which to accept responsibility for such claim in writing. If such Indemnifying Party does not accept responsibility therefor within such thirty-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such thirty-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement, the Ancillary Agreements and the Tax Indemnification Agreement without prejudice to its right to receive indemnification from the Indemnifying Party if it is ultimately determined that such rejection was improper.

   (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

   (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

   5.7. Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

   5.8. Survival of Indemnities. The rights and obligations of each of DSPGI and Ceva, Inc. and their respective Indemnitees under this Article V shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities until the second anniversary following the Distribution Date.

   5.9. Tax-Related Losses.  Notwithstanding anything herein to the contrary,
Article IV shall govern and shall be the exclusive remedy for any breach of any representation, warranty or covenant contained in Article IV of this Agreement; provided, however, that Article VIII shall govern any disputes among the parties arising out of Article IV. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, as applicable, the indemnification rights afforded by this Article V are the exclusive remedy for all other matters relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

                                  ARTICLE VI

                 INTERIM OPERATIONS AND CERTAIN OTHER MATTERS

   6.1. Certain Business Matters.

   (a) Except as may be expressly set forth in Section 6.2 below or in any Ancillary Agreement, no member of any Group shall have any duty to refrain from
(i) engaging in the same or similar activities or lines of business as any member of any other Group, (ii) doing business with any potential or actual supplier or customer of any member of any other Group, or (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of any other Group.

   (b) Each of DSPGI and Ceva, Inc. is aware that from time to time certain business opportunities may arise which more than one Group may be financially able to undertake, and which are, from their nature, in the line of more than one Group's business and are of practical advantage to more than one Group. In connection therewith, the parties agree that if, following the Distribution Date and prior to (but not following) the Combination Effective Date, any of DSPGI or Ceva, Inc. acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, none of DSPGI or Ceva, Inc. shall have any duty to communicate or offer such opportunity to any of the others and may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person in each case subject to the provisions of
Section 6.2.

   6.2. Non-Competition, Solicitation and Hiring.

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

   (a) Subject to the restrictions and rights set forth in the Technology Transfer Agreements, the DSPGI Group acknowledges that, prior to the Distribution, it has and will have become privy to certain confidential information and trade secrets of Ceva, Inc. and further acknowledges that it will derive substantial benefits from the consummation of the transactions contemplated by this Agreement and that Ceva, Inc. is consummating such transactions in reliance upon the agreement in this Section 6.2 that the knowledge and expertise developed by Ceva, Inc. and available to the DSPGI Group will be preserved and will not be used in competition with Ceva, Inc. The DSPGI Group acknowledges that it is reasonable and necessary for the protection of Ceva, Inc. and its Subsidiaries that the DSPGI Group agree, and accordingly the DSPGI Group does agree that, for a period of five years following the Distribution Date (the "Noncompetition Period"), the DSPGI Group shall not, and shall ensure that Affiliates of the DSPGI Group shall not directly or indirectly engage in any business that is competitive with the Licensing Business.

   (b) Subject to the restrictions and rights set forth in the Technology Transfer Agreements, the Ceva, Inc. Group acknowledges that, prior to the Distribution, it has and will have become privy to certain confidential information of DSPGI and further acknowledges that it will derive substantial benefits from the consummation of the transactions contemplated by this Agreement and that DSPGI is consummating such transactions in reliance upon the agreement in this Section 6.2 that the knowledge and expertise developed by DSPGI and available to the Ceva, Inc. Group (and the rights to use which have not been conveyed to Ceva, Inc., DSP Ceva or Corage, Ltd. pursuant to the transactions contemplated by Section 2.2 of this Agreement) will be preserved and will not be used in competition with DSPGI. The Ceva, Inc. Group acknowledges that its is reasonable and necessary for the protection of DSPGI and its Subsidiaries that the Ceva, Inc. Group agree, and accordingly the Ceva, Inc. Group does agree that, during the Noncompetition Period, the Ceva, Inc. Group shall not and shall ensure that Affiliates of the Ceva, Inc. Group shall not directly or indirectly engage in any business that is competitive with the Products Business.

   (c) For a period of three years after the Distribution Date, each of DSPGI and Ceva, Inc. shall not, either directly or indirectly (including through an Affiliate), solicit for hire any employee of the other or its Subsidiaries; provided, however, that such restriction shall not apply to (i) any individual whose employment with such party has been terminated or (ii) any general employment solicitations that are not targeted at any such employees, such as advertisements in publications in general circulation.

   (d) For purposes of this Section 6.2, neither DSPGI nor Ceva, Inc. will be deemed to be engaged indirectly in an activity as a result of another Person engaging in that activity unless that Person is its Affiliate.

   (e) The invalidity or non-enforceability of this Section 6.2 in any respect shall not affect the validity or enforceability of this Section 6.2 in any other respect or of any other provisions of this Agreement. In the event that any provision of this Section 6.2 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

   (f) Each of Ceva, Inc. and DSPGI acknowledges that the other party would suffer irreparable harm if it were to breach its obligations under Sections 6.2(a) or (b), respectively, and that the other party's remedy at law for any such breach is and will be insufficient and inadequate and that the other shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the other party may have at law.

   6.3. Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement or the Tax Indemnification Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two percent.

                                  ARTICLE VII

                   EXCHANGE OF INFORMATION; CONFIDENTIALITY

   7.1. Agreement for Exchange of Information; Archives.

   (a) Each of DSPGI and Ceva, Inc., on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequences.

   (b) After the Combination Effective Date, Ceva, Inc. shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the business of Ceva, Inc. that are located in the records of DSPGI. Ceva, Inc. may obtain copies (but not originals) of documents for bona fide business purposes and Ceva, Inc. shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to DSPGI. Nothing herein shall be deemed to restrict the access of any member of the DSPGI Group to any such documents.

   7.2. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 7.1 shall be deemed to remain the property

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

and confidential information of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

   7.3. Compensation for Providing Information. The party requesting such Information shall reimburse the other party for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other agreement between the parties, such costs shall be computed in accordance with the providing party's standard methodology and procedures.

   7.4. Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement after the Distribution Date, the parties shall exercise their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date of this Agreement without first using its reasonable best efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes (as such term is defined in the Combination Agreement) or to Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

   7.5. Limitation of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after reasonable best efforts by such party to comply with the provisions of Section 7.4.

   7.6. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

   7.7. Production of Witnesses; Records; Cooperation.

   (a) After the Distribution Date, except in the case of an adversarial Action by one party against another party, each party hereto shall exercise its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.

   (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other parties shall make available to such Indemnifying Party or such other party, as the case may be, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

   (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

   (d) Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

   (e) The obligation of the parties to provide witnesses pursuant to this
Section 7.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 7.7(a)).

   (f) In connection with any matter contemplated by this Section 7.7, the parties shall enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

   7.8. Confidentiality.

   (a) Subject to Section 7.9, each of DSPGI and Ceva, Inc., on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to DSPGI's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Combination Effective Date or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement, the Tax Indemnification Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such

Information has been (i) in the public domain through no fault of such party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives,
(ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

   (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 7.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement, each party shall promptly after request of any other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

   (c) The terms and conditions of this Section 7.8 shall not apply to any Confidential Information (as defined in the Technology Transfer Agreements), which instead shall be subject to the confidentiality and other provisions of the Technology Transfer Agreements.

   7.9. Protective Arrangements. If any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

   7.10. Reimbursement. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing information to the other party under this Article VII shall be entitled to receive from the recipient of such information, upon presentation of invoices thereof, payments for such amount relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such information.

                                 ARTICLE VIII

                        ARBITRATION; DISPUTE RESOLUTION

   8.1. Agreement to Arbitrate. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and arbitration set forth in this

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

Article VIII shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the DSPGI Group and the Ceva, Inc. Group. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VIII shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as expressly provided in Sections 8.7(b) and 8.8 and except to the extent provided under the United States Federal Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any claim, controversy or dispute set forth in the first sentence of this Section 8.1.

   8.2. Escalation.

   (a) It is the intent of the parties to exercise their respective reasonable best efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an "Escalation Notice") demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Financial Officer, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall exercise their reasonable best efforts to meet within thirty days of the Escalation Notice.

   (b) The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties.

   (c) Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation is not a prerequisite to a demand for arbitration under Section 8.3.

   8.3. Demand for Arbitration.

   (a) At any time after the first to occur of (i) the date of the meeting actually held pursuant to the applicable Escalation Notice or (ii) in the event no such meeting occurs, forty-five days after the delivery of an Escalation Notice, any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may, unless the Applicable Deadline has occurred, make a written demand (the "Arbitration Demand Notice") that the dispute be resolved by binding arbitration, which Arbitration Demand Notice shall be given to the parties to the dispute, controversy or claim in the manner set forth in Section 11.5. If party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any discussions or negotiations, the course of conduct during the discussions or negotiations or the failure to agree on a mutually acceptable time, agenda, location or procedures for the meeting, in each case, as contemplated by Section 8.2, is a prerequisite to a demand for arbitration under Section 8.3.

   (b) Except as may be expressly provided in any Ancillary Agreement, any Arbitration Demand Notice may be given until one year and forty-five days after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the "Applicable Deadline"). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise shall not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the expiration of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred, notwithstanding any longer statute of limitations afforded by any applicable law. Subject to Sections 8.7(d) and 8.8, upon delivery of an Arbitration Demand Notice pursuant to Section 8.3(a) prior to the Applicable Deadline, the dispute, controversy or claim shall be decided by a sole arbitrator in accordance with the rules set forth in this Article VIII.

   8.4. Arbitrators.

   (a) Within fifteen days after a valid Arbitration Demand Notice is given, the parties involved in the dispute, controversy or claim referenced therein shall attempt to select a sole arbitrator satisfactory to all such parties.

   (b) If such parties are not able jointly to select a sole arbitrator within such fifteen-day period, such parties shall each appoint an arbitrator within thirty days after delivery of the Arbitration Demand Notice. If one party appoints an arbitrator within such time period and the other party or parties fail to appoint an arbitrator within such time period, the arbitrator appointed by the one party shall be the sole arbitrator of the matter.

   (c) If a sole arbitrator is not selected pursuant to paragraph (a) or (b) above and, instead, two or more arbitrators are selected pursuant to paragraph
(b) above, the arbitrators shall, within thirty days after the appointment of the later of them to be appointed, select an additional arbitrator who shall act as the sole arbitrator of the dispute. After selection of such sole arbitrator, the initial arbitrators shall have no further role with respect to the dispute. In the event that the arbitrators so appointed do not, within thirty days after the appointment of the later of them to be appointed, agree on the selection of the sole arbitrator, any party involved in such dispute may apply to the American Arbitration Association to select the sole arbitrator, which selection shall be made by such organization within thirty days after such application. Any arbitrator selected pursuant to this paragraph
(c) shall be disinterested with respect to any of the parties and the matter and shall be reasonably competent in the applicable subject matter.

   (d) The sole arbitrator selected pursuant to paragraph (a), (b) or (c) above shall set a time for the hearing of the matter which will commence no later than ninety days after the date of appointment of the sole arbitrator pursuant to paragraph (a), (b) or (c) above and which hearing will be no longer than thirty days (unless in the judgment of the arbitrator the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than ninety days). The final decision of such arbitrator will be rendered in writing to the parties not later than sixty days after the last hearing date, unless otherwise agreed by the parties in writing.

   (e) The place of any arbitration hereunder will be New York, New York, unless otherwise agreed by the parties.

   8.5. Hearings. Within the time period specified in Section 8.4(d), the matter shall be presented to the arbitrator at a hearing by means of written submissions of memoranda and verified witness statements and exhibits, filed simultaneously, and responses, if necessary in the judgment of the arbitrator or both the parties. If the arbitrator deems it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrator shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrator may, in his or her discretion, set time and other limits on the presentation of each party's case, its memoranda or other submissions, and refuse to receive any proffered evidence, which the arbitrator, in his or her discretion, finds to be cumulative, unnecessary, irrelevant or of low probative nature. Except as otherwise set forth herein, any arbitration hereunder will be conducted in accordance with the American Arbitration Association Commercial Rules then prevailing. Except as expressly set forth in Section 8.8(b), the decision of the arbitrator shall be final and binding on the parties, and judgment thereon may be had and shall be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at an annual rate of the Prime Rate plus two percent per annum. To the extent that the provisions of this Agreement and the prevailing rules of the American Arbitration Association conflict, the provisions of this Agreement shall govern.

   8.6. Discovery and Certain Other Matters.

   (a) Any party involved in the applicable dispute may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the hearing provided for in Section
8.5 to be
adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of the parties involved in the applicable dispute. Disputes concerning the scope of document production and enforcement of the document production requests shall be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the proprietary rights and rights of privilege of the parties, and the arbitrator will adopt procedures to protect such rights and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.

   (b) The arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement or any Ancillary Agreement, and shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement; it being understood, however, that the arbitrator will have full authority to implement the provisions of this Agreement or any Ancillary Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided, however, that the arbitrator shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive or multiple damages. It is the intention of the parties that in rendering a decision the arbitrator give effect to the applicable provisions of this Agreement and the Ancillary Agreements and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrator's award).

   (c) If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrator may hear and determine the controversy upon evidence produced by the appearing party.

   (d) Arbitration costs will be borne equally by each party involved in the matter, except that each party will be responsible for its own attorney's fees and other costs and expenses, including the costs of witnesses selected by such party.

   8.7. Certain Additional Matters.

   (a) Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law (including with respect to any matters relating to the validity or infringement of patents or patent applications) and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.

   (b) Prior to the time at which an arbitrator is appointed pursuant to
Section 8.4, any party may seek one or more temporary restraining orders in a court of competent jurisdiction if necessary in order to preserve and protect the status quo. Neither the request for, or grant or denial of, any such temporary restraining order shall be deemed a waiver of the obligation to arbitrate as set forth herein and the arbitrator may dissolve, continue or modify any such order. Any such temporary restraining order shall remain in effect until the first to occur of the expiration of the order in accordance with its terms or the dissolution thereof by the arbitrator.

   (c) Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of Article VIII and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.

   (d) If at any time the sole arbitrator shall fail to serve as an arbitrator for any reason, the parties shall select a new arbitrator who shall be disinterested as to the parties and the matter in accordance with the procedures set forth herein for the selection of the initial arbitrator. The extent, if any, to which testimony previously given shall be repeated or as to which the replacement arbitrator elects to rely on the stenographic record (if there is one) of such testimony shall be determined by the replacement arbitrator.

   8.8. Limited Court Actions.

   (a) Notwithstanding anything herein to the contrary, in the event that any party reasonably determines the amount in controversy in any dispute, controversy or claim (or any series of related disputes, controversies or claims) under this Agreement or any Ancillary Agreement is, or is reasonably likely to be, in excess of $5 million, excluding any interest accrued thereon, and if such party desires to commence an Action in lieu of complying with the arbitration provisions of this Article, such party shall so state in its Arbitration Demand Notice. If the other parties to the arbitration do not agree that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $5 million, the arbitrator selected pursuant to
Section 8.4 hereof shall decide whether the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is, or is reasonably likely to be, in excess of $5 million. The arbitrator shall set a date that is no later than ten days after the date of his or her appointment for submissions by the parties with respect to such issue. There shall not be any discovery in connection with such issue. The arbitrator shall render his or her decision on such issue within five days of such date so set by the arbitrator. If the arbitrator determines that the amount in controversy in such dispute, controversy or claim (or such series of related disputes, controversies or claims) is or is reasonably likely to be in excess of $5 million, the provisions of Sections 8.4(d) and (e), 8.5, 8.6, 8.7 and 8.10 hereof shall not apply and on or before (but, except as expressly set forth in Section 8.8(b), not after) the twentieth business day after the date of such decision, any party to the arbitration may elect, in lieu of arbitration, to commence an Action with respect to such dispute, controversy or claim (or such series of related disputes, controversies or claims) in any court of competent jurisdiction. If the arbitrator does not so determine, the provisions of this Article (including with respect to time periods) shall apply as if no determinations were sought or made pursuant to this Section 8.8(a).

   (b) If an arbitration award in excess of $5 million is issued in any arbitration proceeding commenced hereunder, any party may, within sixty days after the date of such award, submit the dispute, controversy or claim (or series of related disputes, controversies or claims) giving rise thereto to a court of competent jurisdiction, regardless of whether such party or any other party sought to commence an Action in lieu of proceeding with arbitration in accordance with Section 8.8(a). In such event, the applicable court may elect to rely on the record developed in the arbitration or, if it determines that it would be advisable in connection with the matter, allow the parties to seek additional discovery or to present additional evidence. Each party shall be entitled to present arguments to the court with respect to whether any such additional discovery or evidence shall be permitted and with respect to all other matters relating to the applicable dispute, controversy or claim (or series of related disputes, controversies or claims).

   8.9. Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute, controversy or claim.

   8.10. Law Governing Arbitration Procedures. The interpretation of the provisions of this Article VIII, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act and other applicable U.S. federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 11.2.

                                  ARTICLE IX

                  FURTHER ASSURANCES AND ADDITIONAL COVENANTS

   9.1. Further Assurances.

   (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the Ancillary Agreements and the Tax Indemnification Agreement.

   (b) Prior to the Distribution Date, if one or more of the parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the parties will cooperate in determining whether there is a mutually acceptable arm's-length basis on which one or more of the other parties will provide such service.

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

                                   ARTICLE X

                                  TERMINATION

   10.1. Termination by Mutual Consent. This Agreement may be terminated at any time after the termination of the Combination Agreement by the mutual consent of DSPGI and Ceva, Inc.

   10.2. Other Termination. The obligations of the parties under Article III (including the obligation to pursue or effect the Distribution) may be terminated by DSPGI if the Distribution Date shall not have occurred on or before December 31, 2002.

   10.3. Effect of Termination. In the event of any termination of this Agreement prior to the Combination Effective Date, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party. In the event of any termination of this Agreement on or after the Combination Effective Date, only the provisions of
Article III will terminate and the other provisions of this Agreement, each Ancillary Agreement and the Tax Indemnification Agreement shall remain in full force and effect.

                                  ARTICLE XI

                                 MISCELLANEOUS

   11.1. Counterparts; Entire Agreement; Corporate Power.

   (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

   (b) This Agreement, and the Exhibits, Schedules and Appendices hereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

   (c) DSPGI represents on behalf of itself and each other member of the DSPGI Group and Ceva, Inc. represents on behalf of itself and each other member of the Ceva, Inc. Group as follows:

      (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement, each of the Ancillary Agreements and the Tax Indemnification Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

      (ii) this Agreement, each Ancillary Agreement and the Tax Indemnification Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

   11.2. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware (other than as to its laws of arbitration which shall be governed under the Arbitration Act or other applicable federal law pursuant to Section 8.10), irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

   11.3. Assignability. Except as set forth in any Ancillary Agreement or the Tax Indemnification Agreement, this Agreement, each Ancillary Agreement and the Tax Indemnification Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement without the express prior written consent of the other parties hereto or thereto.

   11.4. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any DSPGI Indemnitee or Ceva, Inc. Indemnitee in their respective capacities as such, (i) the provisions of this Agreement, each Ancillary Agreement and the Tax Indemnification Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (ii) there are no third party beneficiaries of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement and none of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement. No party hereto shall have any right, remedy or claim with respect to any provision of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement to the extent such provision relates solely to the other two parties hereto or the members of such other two parties' respective Groups.

   11.5. Notices. All notices requests, demands, waivers and other communications under this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile transmission or mailed (certified or registered mail, postage prepaid, return receipt requested):

If to DSPGI:               DSP Group, Inc.
                           5 Shenkar Street
                           Herzeliya 46120 Israel
                           Attention: Moshe Zelnik, Chief Financial Officer
                                      -------------------------------------
                           Fax No.:   972-9-954-1513
                                      -------------------------------------

If to Ceva, Inc.:          Ceva, Inc.
                           3120 Scott Boulevard
                           Santa Clara, CA 95054
                           Attention: Gideon Wertheizer, President
                                      -------------------------------------
                           Fax No.:   408-986-4323
                                      -------------------------------------
or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which hand delivered, upon transmission of the facsimile transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error, or on the third business day following the date on which so mailed, except for a notice of change of address, which shall be effective only upon receipt thereof. In the case of a notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received. In no event shall the provision of notice pursuant to this Section 11.5 constitute notice for service of process.

   11.6. Severability. If any provision of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

   11.7. Force Majeure. No party shall be deemed in default of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

   11.8. Publicity. Prior to the Distribution, each of Ceva, Inc. and DSPGI shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation and the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

   11.9. Expenses.  Except as expressly set forth in this Agreement (including
Section 3.1(h) hereof) or in any Ancillary Agreement or in the Tax Indemnification Agreement, whether or not the Distribution is consummated, each party hereto shall bear its own respective third party fees, costs and expenses paid or incurred in connection with the Distribution.

   11.10. Headings. The article, section and paragraph headings in this Agreement and in the Ancillary Agreements and the Tax Indemnification Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement.

   11.11. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

   11.12. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, such Ancillary Agreement or the Tax Indemnification Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

   11.13. Amendments. No provisions of this Agreement, any Ancillary Agreement or the Tax Indemnification Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

   11.14. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement or the Tax Indemnification Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement or the Tax Indemnification Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement or the Tax Indemnification Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

   The parties have caused this Agreement to be executed by their duly authorized representatives.


                                              DSP GROUP, INC.

                                              By:  /s/ Eliyahu Ayalon
                                                  ------------------------------
                                                       Eliyahu Ayalon
                                                       -------------------------
                                                       Chief Executive Officer
                                                       -------------------------


                                              DSP GROUP LTD.

                                              By:  /s/ Moshe Zelnik
                                                  ------------------------------
                                                Name:  Moshe Zelnik
                                                       -------------------------
                                                Title: V.P. Finance & CFO
                                                       -------------------------


                                              CEVA INC.

                                              By:  /s/ Yaniv Arieli
                                                  ------------------------------
                                                       Yaniv Arieli
                                                       -------------------------
                                                       Chief Financial Officer
                                                       -------------------------


                                              DSP CEVA, INC.

                                              By:  /s/ Gideon Wertheizer
                                                  ------------------------------
                                                       Gideon Wertheizer
                                                       -------------------------
                                                       Chief Executive Officer
                                                       -------------------------


                                              CORAGE, LTD.

                                              By:  /s/ Moshe Zelnik
                                                  ------------------------------
                                                Name:  Moshe Zelnik
                                                       -------------------------
                                                Title: V.P. Finance & CFO
                                                       -------------------------